UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

UNIVERSAL POWER GROUP, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33207	75-1288690
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

1720 Hayden Road
Carrollton, Texas		75006
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(469) 892-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14 -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

     On March 11, 2009 (the “Effective Date”), Universal Power Group, Inc. (“UPG” or the “Company”) and Stan Battat d/b/a Import Consultants (“Battat”) entered into an agreement terminating their relationship regarding Battat’s sourcing of batteries and other portable power supply products on UPG’s behalf from factories in China. Under the agreement, UPG will pay Battat an aggregate of $2.565 million over a three year period. In exchange therefor, Battat agreed to (i) terminate his right to receive commissions on purchases UPG made from certain factories in China, (ii) release UPG from its obligations guarantying payments due to Battat from certain factories, (iii) assign to UPG all of his rights as the exclusive North American distributor of products manufactured in China by certain of those factories and (iv) refrain from competing with UPG for a period of three years. The non-compete covers the sale, distribution and marketing of batteries and other portable power supply products and accessories thereto, components of security systems and electric vehicles as well as third party logistical services. It also precludes Battat from doing business with any of UPG’s suppliers and customers or hiring UPG employees. In the event Battat breaches the covenant not to compete with UPG, UPG would have the right to terminate the payments due to Battat under the agreement.

     UPG expects that the entire $2.565 million due Battat under the agreement over three years will be expensed in the first quarter of 2009. However, the impact of the agreement on the Company’s operations and for 2009 may not be material. In 2006, 2007 and 2008, UPG paid Battat $1.4 million, $1.8 million and $2.0 million, respectively, in fees and commissions.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K .

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement, dated March 9, 2009, between Universal Power Group, Inc. and Stan Battat d/b/a Import Consultants

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Power Group, Inc.

Date: March 16, 2009	By:	/s/ Julie Sansom Reese
Name: Julie Sansom-Reese
Title: SVP, Finance